Exhibit 5.1

[Letterhead of Covington & Burling LLP]

September 17, 2010

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

We have acted as counsel to SandRidge Energy, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of (i) up to $450,000,000 in aggregate principal amount of 8.750% Notes due 2020 of the Company (the “Exchange Notes”) and (ii) Guarantees of the Exchange Notes (the “Guarantees”) by certain subsidiaries of the Company listed on Part I of Appendix A hereto (collectively, the “Guarantors”), pursuant to the registration statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (such registration statement is herein referred to as the “Registration Statement”). As described in the Registration Statement, the Exchange Notes and the Guarantees will be exchanged for the Company’s outstanding 8.750% Senior Notes due 2020 (the “Existing Notes”). The Company will issue the Exchange Notes and the Guarantors will provide the Guarantees, in each case, pursuant to an Indenture, dated as of December 16, 2009 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture. We have assumed further that (i) each Guarantor other than the Guarantors listed on Part II of Appendix A hereto (the “Delaware Guarantors”) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power, authority and legal right to execute, deliver and perform its obligations under the Indenture and the Guarantees, as applicable, (ii) each Guarantor other than the Delaware Guarantors has duly authorized, executed and delivered the Indenture, and (iii) each Guarantor other than the Delaware Guarantors has duly authorized the Guarantees. With respect to all matters of Texas law, we note that you are relying on an opinion of Philip T. Warman, Senior Vice President, General Counsel and Corporate Secretary for the Company, which opinion is filed as Exhibit 5.2 to the Registration Statement.

We have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.

SandRidge Energy, Inc.

September 17, 2010

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that when (i) the Registration Statement and any required post-effective amendments thereto have all become effective under the Act and all Prospectus Supplements required by applicable law have been delivered and filed as required by such applicable law, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and (iv) the Exchange Notes have been duly issued and delivered by the Company in exchange for the Existing Notes, all in accordance with the exchange offer contemplated by the Registration Statement, the Exchange Notes and the Guarantees will constitute the valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law, (ii) releases or waivers of unmatured claims or rights or (iii) provisions for liquidated damages and penalties, penalty interest and interest on interest.

We express no opinion as to the existence or adequacy of consideration received by any Guarantor for the Guarantees.

We are members of the bar of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Covington & Burling LLP

Appendix A

Part I

Guarantors

Integra Energy, L.L.C.

Lariat Services, Inc.

SandRidge Operating Company

SandRidge Midstream, Inc.

SandRidge Tertiary, LLC

SandRidge Exploration and Production, LLC

SandRidge Holdings, Inc.

SandRidge Offshore, LLC

SandRidge Onshore, LLC

Part II

Delaware Guarantors

SandRidge Exploration and Production, LLC

SandRidge Holdings, Inc.

SandRidge Offshore, LLC

SandRidge Onshore, LLC